Exhibit 10.13.1

AMENDMENT

TO

SERIES 2002-B SUPPLEMENT

This Amendment to Series 2002-B Supplement is made and effective as of March 28, 2003 (this “Amendment”), and is by and between Conn Funding II, L.P. (the “Issuer”) and Wells Fargo Bank Minnesota, National Association (the “Trustee”), in their respective capacities under the Series 2002-B Supplement dated as of September 1, 2002 (the “Series 2002-B Supplement”) to Base Indenture dated as of September 1, 2002 (the “Base Indenture”), each by and between the Issuer and the Trustee. Capitalized terms used and not otherwise defined herein have the meanings assigned to such terms in the Series 2002-B Supplement.

RECITALS

1. The Issuer issued its Asset Backed Fixed Rate Notes, Series 2002-B pursuant to the Series 2002-B Supplement and the Base Indenture;

2. The Issuer and the Trustee, in accordance with Section 9 of the Series 2002-B Supplement and Section 13.1 of the Base Indenture, desire to amend the Series 2002-B Supplement by modifying the definition of “Change in Control” in Section 1 thereof;

3. Pursuant to Section 9 of the Series 2002-B Supplement and Section 13.1 of the Base Indenture this Amendment requires the consent of the Required Persons and the Notice Persons for Series 2002-B; and

4. Each of the Required Persons and Notice Persons will evidence their consent to this Amendment in a separate writing;

NOW, THEREFORE, the Trustee and the Issuer hereby amend the Series 2002-B Supplement as follows:

Subsection (a) of the definition of “Change in Control” in Section I is hereby deleted in its entirety and replaced with the following:

(a) the acquisition of ownership by any Person or group (other than one or more shareholders of the Parent (determined as of the Closing Date)) of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Parent; provided that no Change in Control shall have occurred if (i) a wholly-owned subsidiary of the Parent, as a result of a restructuring for the purpose of effecting an initial public offering of such subsidiary’s common stock, becomes the sole parent of the Parent (“Issuing Subsidiary”) and (ii) the Issuing Subsidiary sells its common stock through an initial public offering and, upon the completion of such offering, shareholders of the Parent (determined as of the Closing Date) own shares representing at least 33.33% of the aggregate ordinary voting power represented by the then issued and outstanding capital stock of the Issuing Subsidiary.

This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly therein (without reference to any principles of conflicts of laws).

This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

This Amendment may be executed in counterparts, each of which when taken together shall constitute one instrument.

IN WITNESS WHEREOF, the parties have entered into this Amendment to be effective as of the date first above written.

CONN FUNDING II, L.P.

By:	Conn Funding II GP, L.L.C.

By:	/s/ David R. Atnip
Name:	David R. Atnip
Title:	Secretary/Treasurer

WELLS FARGO BANK MINNESOTA,
NATIONAL ASSOCIATION, not in its
individual capacity, but solely as Trustee

By:	/s/ Melissa Philibert
Name:	Melissa Philibert
Title:	Corporate Trust Officer